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                                                                     EXHIBIT 8.3

                      [LETTERHEAD OF BAKER & HOSTETLER LLP]

                                October ___, 2001


Captec Net Lease Realty, Inc.
24 Frank Lloyd Wright Drive
Lobby L, 4th Floor
Ann Arbor, MI  48106

Ladies and Gentlemen:

        We have acted as counsel to Captec Net Lease Realty, Inc. ("Captec"), a Delaware corporation, in connection with the proposed merger of Captec into Commercial Net Lease Realty, Inc., ("CNLR") a Maryland corporation, pursuant to an agreement and plan of merger dated as of July 1, 2001, between Captec and CNLR (the "Merger Agreement"). Unless otherwise defined herein or the context otherwise requires, terms used herein have their meanings provided in the Merger Agreement.

        For purposes of the opinion set forth below, we have reviewed and relied upon: (i) the Merger Agreement; (ii) the Proxy Statement and the Registration Statement on Form S-4 (File No. 333-66428) as filed by CNLR with the Securities and Exchange Commission (the "Registration Statement"); and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis of our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by Captec and CNLR (the "Certified Representations"), and upon certain statements and representations contained in the Merger Agreement and the Registration Statement. We have neither investigated nor verified any such statements or representations. We have assumed that such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made under the Certified Representations "to the best knowledge of " any persons will be true, correct and complete as if made without such qualification.

        In addition, we have assumed that (i) the merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the merger will qualify as a merger under the applicable laws of Maryland and Delaware; (iii) each of Captec and CNLR will comply with all reporting obligations with respect to the merger required under the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder; and (iv) the Merger Agreement and all other statements and instruments referred to therein in the Registration Statement are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, or assumptions, or any change after the day hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Captec or CNLR as to the federal income tax


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Captec Net Lease Realty, Inc.
October ____, 2001
Page 2


consequences of any aspect of the merger. The opinion expressed herein is not binding on the Internal Revenue Service or any court, and there can be no assurance that the Internal Revenue Service or a court of competent jurisdiction will not disagree with such opinion.

        Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that (i) the merger of Captec with and into CNLR will be a reorganization within the meaning of section 368(a)(1) of the Code, (ii) no gain or loss will be recognized by Captec shareholders on the exchange by way of conversion of their shares of Captec stock into shares of CNLR stock, but gain, if any, will be recognized up to the amount of cash received in the exchange; and (iii) the statements contained in the section of the Registration Statement entitled "Material Federal Income Tax Consequences" are correct. Our opinion assumes that the Series A Preferred Stock is not treated as "nonqualified preferred stock" under section 351(g) of the Internal Revenue Code, based on CNLR's representation that as of the issue date of the Series A Preferred Stock it is not more likely than not that CNLR will redeem the Series A Preferred Stock. However, the nonqualified preferred stock provisions were added to the Code in August of 1997 and no applicable Internal Revenue Service guidance, in the form of regulations or otherwise, has been promulgated with respect to whether it is more likely than not that an issuer will redeem preferred stock. If the Series A Preferred Stock is treated as nonqualified preferred stock, then a Captec shareholder would recognize any gain realized on the exchange up to the amount of cash and the value of Class A Preferred Stock received by the shareholder.

        Our opinion is based upon existing statutory, regulatory, and administrative and judicial authority, any of which may be changed at any time with retroactive effect to the detriment of Captec and CNLR and their respective stockholders. We do not undertake to advise you as to any changes after the effective time in the above-referenced authorities that may affect our opinion unless we are specifically requested to do so. No opinion is expressed as to any matter not specifically addressed above. Furthermore, no opinion is expressed as to the tax consequences of any other transactions under any foreign, state, or local tax law.

        We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the caption "Material Federal Income Tax Consequences" in the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.


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Captec Net Lease Realty, Inc.
October ____, 2001
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        This opinion has been delivered to you as contemplated by the Merger
Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit and the benefit of your stockholders.

                                            Very truly yours,

                                            /s/ Baker & Hostettler LLP

                                            Baker & Hostetler LLP